FOR IMMEDIATE RELEASE
April 12, 2004

For further information contact:
Frank J. Travea, III
President and Chief Executive Officer
Route 130 South and Delaware Avenue
Roebling Financial Corp, Inc.
Roebling, New Jersey
(609) 499-0355


                          Roebling Financial Corp, Inc.
                          Announces Plan of Conversion


Roebling, New Jersey, April 12, 2004 - Roebling Financial Corp, Inc. (the "Company") (OTCBB: ROEB), the middle-tier stock holding company of Roebling Bank (the "Bank") announced today that the Company has adopted a Plan of Conversion and Reorganization (the "Plan"). Pursuant to the Plan, the Company, Roebling Financial Corp, MHC (the "MHC") and the Bank (collectively "Roebling") will convert from the mutual holding company form of organization to a full stock company.

In 1997, Roebling reorganized from a federal mutual savings institution to the MHC form of organization and undertook a minority a minority stock offering, in which it sold 46% of the outstanding stock (195,960 shares). 54% of the stock of the Company (229,540 shares) is owned by the MHC. Pursuant to the Plan, the Bank will establish a New Jersey stock holding company ("New Company"), and the shares of the Company stock that are currently owned by public stockholders will be converted, pursuant to an exchange ratio, into shares of the New Company. Pursuant to the Plan, the MHC will be eliminated and the Bank will become a wholly-owned subsidiary of the New Company, which will be owned entirely by public stockholders.

Frank J. Travea, III, President and Chief Executive Officer of the Company, announced "from the close of our minority stock offering in 1997 through December 31, 2003, Roebling has grown from approximately $39.7 million to $87.5 million in assets. The additional capital that we raise in the new stock offering will help support future growth. Our existing stockholders and eligible depositors will receive the first opportunity to purchase stock in the new offering, which we expect to undertake during the third quarter of 2004."

                                    - More -

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Roebling  Financial  Corp,  Inc. is the holding  company for Roebling  Bank. The
Company is a financial services company that provides a line of products and services to consumers and small businesses. Roebling offers consumer banking, mortgage lending, consumer finance and financial services through three offices located in Roebling and New Egypt, New Jersey. As of December 31, 2003, the Company had total consolidated assets and stockholders' equity of $87.5 million and $7.3 million, respectively.

The foregoing information contains forward-looking statements concerning the financial condition, results of operations and business of the Company and its plans, objectives, expectations, estimates and intentions. The Company cautions that such statements are subject to a number of uncertainties and actual results could differ materially and therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

The foregoing information does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offer will be made only by the prospectus.


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